UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2015

UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4120 Specialty Place
Longmont, Colorado 80504
(Address of principal executive offices, including zip code)

(303) 682-4900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2015, UQM Technologies, Inc. (the “Company” or “UQM”) announced that its board of directors has removed Eric Ridenour as President and Chief Executive of the Company, effective July 20, 2015. In addition, Mr. Ridenour will not be nominated for re-election as a director of UQM at the upcoming annual meeting of shareholders.    The board of directors on July 20, 2015 promoted Joseph Mitchell, UQM’s Senior Vice President of Operations, to the position of Chief Operating Officer with additional responsibilities of interim President and Chief Executive Officer, effective immediately, as the board sets out to identify a permanent Chief Executive Officer through a disciplined search process.    Joseph Mitchell, 54, joined the Company on June 1, 2012 and served as Senior Vice President of Operations. From March 2012 until joining the Company, Mr. Mitchell was Director of Quality, North America, for A123 Systems, Inc.  Mr. Mitchell served as Director, Operations and Quality - North American Hybrid Electric Drives for Continental Automotive from January 2008 through March 2012. A copy of the Company’s press release announcing these changes is included as Exhibit 99.1.

In connection with Mr. Mitchell’s promotion, the Company entered into a new employment agreement with him to extend the term of his employment through June 30, 2017 among other provisions.  The agreement provides for an annual base salary of $255,000 and the eligibility to receive a discretionary annual cash bonus at a target level of 50% of his base salary and long-term incentive equity grants at a target level of 70% of his base salary. The new agreement also provides for a $100,000 cash retention bonus if Mr. Mitchell remains an employee of UQM continuously through June 30, 2017.

The agreement provides that if Mr. Mitchell’s employment is terminated by the Company without cause, other than upon a change in control event, he will be paid one month of salary for each complete year of service as an officer of the Company up to a maximum of six months.  If his employment is terminated (or deemed terminated) as a result of a change in control,  he will receive a severance payment equal to two month’s salary for each completed full year of service as an officer of the Company up to a maximum payment of one years’ salary and a cash bonus equal to two times the average of the annual cash bonus paid for the preceding three fiscal years.   In the event of termination without cause or as a result of a change in control, all stock options and bonus stock awards held by Mr. Mitchell will become immediately vested.   For purposes of the agreement, a change in control generally means any merger, reorganization, sale of substantially all Company assets, liquidation, a change in the composition of the Company’s board of directors as defined in the employment agreement and any other transaction that the board of directors determines by resolution to be a corporate transaction.

The employment agreement also provides that the Company shall maintain at its expense life insurance coverage on Mr. Mitchell payable to his designees in an amount equal to three times the annual salary payable to him.  Under the agreement Mr. Mitchell also receives a monthly automobile allowance.

The Company also has entered, or agreed to enter, into new employment agreements with David I. Rosenthal, Chief Financial Officer, Adrian P. Schaffer, Vice President of Sales and Business Development, and Josh M. Ley, Vice President of Engineering, on similar terms as that of Mr.

Mitchell’s employment agreement, but with different base salaries, amounts of retention bonus and discretionary annual cash bonus and long-term incentive equity grant targets.  Messers. Rosenthal, Schaffer and Ley have annual base salaries of $248,230, $220,420 and $175,000, respectively, and the potential to receive retention bonuses of $100,000, $75,000 and $75,000, respectively.  Messers. Rosenthal, Schaffer and Ley are also eligible to receive a discretionary annual cash bonus at a target level of 40%, 30% and 25%, respectively, of his base salary and long-term incentive equity grants at a target level of 65%, 50% and 50%, respectively, of his base salary.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
99.1	Press Release of the Company dated July 21, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.

Dated: July 21, 2015	By: /s/David I. Rosenthal
David I. Rosenthal
Treasurer, Secretary and Chief Financial Officer